Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR FIRST QUARTER 2023

•Revenue of $3.3 billion; parts and services organic revenue growth of 7.9% (7.1% on a per day basis)
•Diluted EPS2 of $1.01 (up 7.4%); adjusted diluted EPS1,2 of $1.04 (up 4.0%)
•Negative effect of $0.05 ($0.04 on an adjusted basis) resulting from increased interest rates and related expense
•Operating cash flow of $223 million; free cash flow1 of $153 million
•Dividend of $0.275 per share approved to be paid in the second quarter of 2023
•2023 guidance reiterated
•Entered definitive agreement to acquire Uni-Select Inc.

Chicago, IL (April 27, 2023) -- LKQ Corporation (Nasdaq:LKQ) today reported first quarter 2023 financial results. “Overall, the first quarter was a terrific start to the year, and we remain on track to deliver on our full year guidance. Our two largest segments, Wholesale - North America and Europe, exceeded our expectations in the quarter as our teams continue to embrace operational excellence and execute our key initiatives. Our Wholesale - North America segment delivered its highest first quarter parts and services organic revenue growth rate and quarterly Segment EBITDA margin on record, at 14.4% and 20.5%, respectively. I am also pleased with our Europe segment reporting organic revenue growth of 9.7% and Segment EBITDA margin of 9.7%, the latter reflecting a year-over-year improvement of 90 basis points and the best first quarter performance since 2016 when it was a much smaller operation,” noted Dominick Zarcone, President and Chief Executive Officer. “We are excited about the balance of the year and the pending acquisition of Uni-Select to strengthen our existing LKQ operations.”
First Quarter 2023 Financial Results
Revenue was $3.3 billion in the first quarter of both 2023 and 2022. For the first quarter of 2023, parts and services organic revenue increased 7.9% (7.1% on a per day basis), while the net impact of acquisitions and divestitures decreased revenue by 3.3% and foreign exchange rates decreased revenue by 3.0%, for a total parts and services revenue increase of 1.5%. Other revenue fell 19.2% in the first quarter of 2023 primarily due to weaker commodity prices relative to the same period in 2022.
Net income2 for the first quarter of 2023 was $270 million as compared to $269 million for the same period in 2022. Diluted earnings per share2 for the quarter was $1.01 as compared to $0.94 for the same period of 2022, an increase of 7.4%.
On an adjusted basis, net income1,2 in the first quarter of 2023 was $279 million as compared to $287 million for the same period of 2022, a decrease of 2.8%. Adjusted diluted earnings per share1,2 for the first quarter of 2023 was $1.04 as compared to $1.00 for the same period of 2022, an increase of 4.0%.
Cash Flow and Balance Sheet
Cash flow from operations and free cash flow1 were $223 million and $153 million, respectively, for the first quarter of 2023. As of March 31, 2023, the balance sheet reflected total debt of $2.7 billion and total leverage, as defined in our credit facility, was 1.6x EBITDA.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations.

Stock Repurchase and Dividend Programs
During the first quarter of 2023, the Company invested $5 million to repurchase 0.1 million shares of its common stock. Since initiating the stock repurchase program in late October 2018, the Company has repurchased approximately 55 million shares for a total of $2.4 billion through March 31, 2023.
On April 25, 2023, the Board of Directors declared a quarterly cash dividend of $0.275 per share of common stock, payable on June 1, 2023, to stockholders of record at the close of business on May 18, 2023.
Other Events
On February 27, 2023, the Company announced that it entered into a definitive agreement to acquire all of Uni-Select Inc.'s issued and outstanding shares for C$48.00 per share in cash, representing a total enterprise value of approximately C$2.8 billion (US$2.1 billion). Founded in Boucherville, Québec, Canada in 1968, Uni-Select is a leader in the distribution of automotive refinish and industrial coatings and related products in North America through its FinishMaster segment, in the automotive aftermarket parts business in Canada through its Canadian Automotive Group segment and in the U.K. through its GSF Car Parts segment. This acquisition will complement the Company's existing North American paint distribution operations and provides a scaled position in the Canadian mechanical parts space, with opportunity for future consolidation and growth. The Company intends to divest Uni-Select's GSF Car Parts segment on or shortly after the acquisition closing date, which the Company expects to occur during the second half of this year after receiving the required approvals to close the acquisition and the satisfaction of other customary closing conditions.
2023 Outlook
Rick Galloway, Senior Vice President and Chief Financial Officer, commented: “The Wholesale - North America and Europe segments are performing ahead of expectations, offsetting the softness in the Specialty and Self Service segments, including lower precious metal prices, and the higher effective tax rate. Therefore, with these offsetting effects, we are maintaining our prior guidance.”
For 2023, management reiterated the outlook as set forth below:

2023 Full Year Outlook
Organic revenue growth for parts and services	6.0% to 8.0%
Diluted EPS[2]	$3.68 to $3.98
Adjusted diluted EPS[1,2]	$3.90 to $4.20
Operating cash flow	approx. $1.275 billion
Free cash flow[1]	approx. $975 million
Free cash flow conversion of EBITDA[1]	55% to 60%
Our outlook for the full year 2023 is based on current conditions and recent trends, and assumes a global effective tax rate of 26.6%, the prices of scrap and precious metals hold near the March average, and no further deterioration due to the Ukraine/Russia conflict. We have applied foreign currency exchange rates near March and April average levels, including $1.08 and $1.23 for the euro and pound sterling, respectively, for the balance of the year. Changes in these conditions may impact our ability to achieve the estimates. The full year GAAP outlook includes transactions and costs related to the potential Uni-Select acquisition that occurred through March 31, 2023 but does not include any projected operational results for Uni-Select, which will only be incorporated after the closing date. Adjusted figures exclude (to the extent applicable) the impact of restructuring and transaction related expenses; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; direct impacts of the Ukraine/Russia conflict (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families), interest and financing costs related to the Uni-Select transaction prior to closing and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities and gains or losses on foreign currency forward contracts related to the Uni-Select acquisition).

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations.

Non-GAAP Financial Measures
This release contains (and management’s presentation on the related conference call will refer to) non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.
Conference Call Details
LKQ will host a conference call and webcast on April 27, 2023 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the investor conference call, please dial (888) 330-3494. International access to the call may be obtained by dialing (646) 960-0860. The investor conference call will require you to enter conference ID: 5232422#.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.
A replay of the conference call will be available by telephone at (800) 770-2030 or (647) 362-9199 for international calls. The telephone replay will require you to enter conference ID: 5232422#. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through May 12, 2023. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Statements and information in this press release and on the related conference call, including our outlook for 2023, as well as remarks by the Chief Executive Officer and other members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available at the Investor Relations section on our website (www.lkqcorp.com) and on the SEC's website (www.sec.gov).
These factors include the following (not necessarily in order of importance):
•our operating results and financial condition have been and will likely continue to be adversely affected by the COVID-19 pandemic and could be adversely affected by other public health emergencies;

•our operating results and financial condition have been and could continue to be adversely affected by the economic, political and social conditions in North America, Europe, Taiwan and elsewhere, as well as the economic health of vehicle owners and numbers and types of vehicles sold;
•we face competition from local, national, international, and internet-based vehicle products providers, and this competition could negatively affect our business;
•we rely upon our customers and insurance companies to promote the usage of alternative parts;
•intellectual property claims relating to aftermarket products could adversely affect our business;
•if the number of vehicles involved in accidents or being repaired declines, or the mix of the types of vehicles in the overall vehicle population changes, our business could suffer;
•fluctuations in the prices of metals and other commodities could adversely affect our financial results;
•an adverse change in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability;
•if we determine that our goodwill or other intangible assets have become impaired, we may incur significant charges to our pre-tax income;
•we could be subject to product liability claims and involved in product recalls;
•we may not be able to successfully acquire new businesses or integrate acquisitions, including our pending acquisition of Uni-Select, and we may not be able to successfully divest certain businesses;
•our ability to divest Uni-Select’s GSF Car Parts segment on acceptable terms on or shortly after the closing date for our pending acquisition of Uni-Select;
•we have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business;
•our senior notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions, and we may incur additional indebtedness under our credit agreement subject to certain limitations;
•our credit agreement imposes operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities;
•we may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;
•our future capital needs may require that we seek to refinance our debt or obtain additional debt or equity financing, events that could have a negative effect on our business;
•our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;
•repayment of our indebtedness is dependent on cash flow generated by our subsidiaries;
•a downgrade in our credit rating would impact our cost of capital;
•the amount and frequency of our share repurchases and dividend payments may fluctuate;
•existing or new laws and regulations, or changes to enforcement or interpretation of existing laws or regulations, may prohibit, restrict or burden the sale of aftermarket, recycled, refurbished or remanufactured products;
•we are subject to environmental regulations and incur costs relating to environmental matters;
•we may be adversely affected by legal, regulatory or market responses to global climate change;
•our amended and restated bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;
•our effective tax rate could materially increase as a consequence of various factors, including U.S. and/or international tax legislation, applicable interpretations and administrative guidance, our mix of earnings by jurisdiction, and U.S. and foreign jurisdictional audits;
•if significant tariffs or other restrictions are placed on products or materials we import or any related counter-measures are taken by countries to which we export products, our revenue and results of operations may be materially harmed.
•governmental agencies may refuse to grant or renew our operating licenses and permits;
•our employees are important to successfully manage our business and achieve our objectives;
•we operate in foreign jurisdictions, which exposes us to foreign exchange and other risks;
•our business may be adversely affected by union activities and labor and employment laws;
•we rely on information technology and communication systems in critical areas of our operations and a disruption relating to such technology could harm our business;

•the costs of complying with the requirements of laws pertaining to the privacy and security of personal information and the potential liability associated with the failure to comply with such laws could materially adversely affect our business and results of operations;
•business interruptions in our distribution centers or other facilities may affect our operations, the function of our computer systems, and/or the availability and distribution of merchandise, which may affect our business;
•if we experience problems with our fleet of trucks and other vehicles, our business could be harmed;
•we may lose the right to operate at key locations; and
•activist investors could cause us to incur substantial costs, divert management’s attention, and have an adverse effect on our business.

Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended March 31,
	2023		2022
		% of Revenue (2)		% of Revenue (2)	$ Change	% Change
Revenue	$3,349	100.0%	$3,348	100.0%	$1	—%
Cost of goods sold	1,977	59.0%	1,991	59.5%	(14)	(0.7)%
Gross margin	1,372	41.0%	1,357	40.5%	15	1.1%
Selling, general and administrative expenses	931	27.8%	924	27.6%	7	0.7%
Restructuring and transaction related expenses	18	0.5%	3	0.1%	15	n/m
Depreciation and amortization	58	1.7%	59	1.8%	(1)	(1.9)%
Operating income	365	10.9%	371	11.1%	(6)	(1.7)%
Other expense (income):
Interest expense	36	1.1%	16	0.5%	20	n/m
Gains on foreign exchange contracts - acquisition related (1)	(23)	(0.7)%	—	—%	(23)	n/m
Interest income and other income, net	(9)	(0.3)%	(1)	—%	(8)	n/m
Total other expense, net	4	0.1%	15	0.4%	(11)	(77.6)%
Income from continuing operations before provision for income taxes	361	10.8%	356	10.6%	5	1.5%
Provision for income taxes	94	2.8%	89	2.7%	5	5.8%
Equity in earnings of unconsolidated subsidiaries	3	0.1%	2	0.1%	1	92.3%
Income from continuing operations	270	8.1%	269	8.0%	1	0.7%
Net income from discontinued operations	—	—%	4	0.1%	(4)	n/m
Net income	$270	8.1%	$273	8.2%	$(3)	(1.0)%

Basic earnings per share: (3)
Income from continuing operations	$1.01		$0.94		$0.07	7.4%
Net income from discontinued operations	—		0.02		(0.02)	n/m
Net income	$1.01		$0.96		$0.05	5.2%

Diluted earnings per share: (3)
Income from continuing operations	$1.01		$0.94		$0.07	7.4%
Net income from discontinued operations	—		0.02		(0.02)	n/m
Net income	$1.01		$0.95		$0.06	6.3%

Weighted average common shares outstanding:
Basic	267.4		285.7		(18.3)	(6.4)%
Diluted	268.3		286.8		(18.5)	(6.4)%
(1) Related to the Uni-Select acquisition.
(2) The sum of the individual percentage of revenue components may not equal the total due to rounding.
(3) The sum of the individual earnings per share amounts may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In millions, except per share data)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$342	$278
Receivables, net of allowance for credit losses	1,257	998
Inventories	2,733	2,752
Prepaid expenses and other current assets	291	230
Total current assets	4,623	4,258
Property, plant and equipment, net	1,265	1,236
Operating lease assets, net	1,249	1,227
Goodwill	4,366	4,319
Other intangibles, net	651	653
Equity method investments	156	141
Other noncurrent assets	198	204
Total assets	$12,508	$12,038
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,371	$1,339
Accrued expenses:
Accrued payroll-related liabilities	214	218
Refund liability	119	109
Other accrued expenses	324	294
Current portion of operating lease liabilities	190	188
Current portion of long-term obligations	44	34
Other current liabilities	150	89
Total current liabilities	2,412	2,271
Long-term operating lease liabilities, excluding current portion	1,111	1,091
Long-term obligations, excluding current portion	2,684	2,622
Deferred income taxes	283	280
Other noncurrent liabilities	289	283
Commitments and contingencies
Redeemable noncontrolling interest	24	24
Stockholders’ equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 322.8 shares issued and 267.6 shares outstanding at March 31, 2023; 322.4 shares issued and 267.3 shares outstanding at December 31, 2022	3	3
Additional paid-in capital	1,510	1,506
Retained earnings	6,852	6,656
Accumulated other comprehensive loss	(280)	(323)
Treasury stock, at cost; 55.2 shares at March 31, 2023 and 55.1 shares at December 31, 2022	(2,394)	(2,389)
Total Company stockholders’ equity	5,691	5,453
Noncontrolling interest	14	14
Total stockholders’ equity	5,705	5,467
Total liabilities and stockholders’ equity	$12,508	$12,038

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$270	$273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65	65
Stock-based compensation expense	10	13
Gains on foreign exchange contracts - acquisition related	(23)	—
Other	11	(4)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables, net of allowance for credit losses	(236)	(230)
Inventories	57	(98)
Prepaid income taxes/income taxes payable	52	60
Accounts payable	22	309
Other operating assets and liabilities	(5)	21
Net cash provided by operating activities	223	409
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(70)	(59)
Proceeds from disposals of property, plant and equipment	3	2
Acquisitions, net of cash acquired	(25)	—
Other investing activities, net	(5)	(6)
Net cash used in investing activities	(97)	(63)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	(19)	—
Borrowings under revolving credit facilities	1,543	289
Repayments under revolving credit facilities	(2,003)	(334)
Borrowings under term loans	500	—
Borrowings (repayments) of other debt, net	1	(8)
Dividends paid to LKQ stockholders	(74)	(71)
Purchase of treasury stock	(8)	(144)
Other financing activities, net	(6)	(10)
Net cash used in financing activities	(66)	(278)
Effect of exchange rate changes on cash and cash equivalents	4	(6)
Net increase in cash and cash equivalents, including cash classified within current assets held for sale	64	62
Less: increase in cash classified within current assets held for sale	—	9
Net increase in cash and cash equivalents	64	53
Cash and cash equivalents, beginning of period	278	274
Cash and cash equivalents, end of period	$342	$327

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended March 31,
(In millions)	2023	2022	$ Change	% Change
Wholesale - North America	$1,148	$1,106	$42	3.8%
Europe	1,548	1,481	67	4.6%
Specialty	396	460	(64)	(14.0)%
Self Service	60	57	3	4.9%
Parts and services	3,152	3,104	48	1.5%
Wholesale - North America	81	95	(14)	(14.7)%
Europe	7	7	—	(8.8)%
Self Service	109	142	(33)	(22.8)%
Other	197	244	(47)	(19.2)%
Total revenue	$3,349	$3,348	$1	—%

Revenue changes by category for the three months ended March 31, 2023 vs. 2022:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	14.4%	(10.3)%	(0.4)%	3.8%
Europe	9.7%	0.7%	(5.9)%	4.6%
Specialty	(13.5)%	—%	(0.5)%	(14.0)%
Self Service	4.9%	—%	—%	4.9%
Parts and services	7.9%	(3.3)%	(3.0)%	1.5%
Wholesale - North America	(14.3)%	—%	(0.4)%	(14.7)%
Europe	(1.0)%	0.2%	(8.0)%	(8.8)%
Self Service	(14.5)%	(8.3)%	—%	(22.8)%
Other	(14.0)%	(4.8)%	(0.4)%	(19.2)%
Total revenue	6.3%	(3.4)%	(2.8)%	—%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table reconciles revenue and revenue growth for parts & services and total revenue to constant currency revenue and revenue growth for the same measures:

	Three Months Ended March 31, 2023
(In millions)	Consolidated	Europe
Parts & Services
Revenue as reported	$3,152	$1,548
Less: Currency impact	(94)	(87)
Revenue at constant currency	$3,246	$1,635

Total
Revenue as reported	$3,349
Less: Currency impact	(94)
Revenue at constant currency	$3,443

	Three Months Ended March 31, 2023
	Consolidated	Europe
Parts & Services
Revenue growth as reported	1.5%	4.6%
Less: Currency impact	(3.0)%	(5.9)%
Revenue growth at constant currency	4.5%	10.5%

Total
Revenue growth as reported	—%
Less: Currency impact	(2.8)%
Revenue growth at constant currency	2.8%

We have presented our revenue and the growth rate on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency revenue information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance, as this statistic removes the translation impact of exchange rate fluctuations, which are outside of our control and do not reflect our operational performance. Constant currency revenue results are calculated by translating prior year revenue in local currency using the current year's currency conversion rate. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. In addition, not all companies that report revenue growth on a constant currency basis calculate such measure in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended March 31,
	2023		2022
(In millions)		% of Revenue		% of Revenue
Revenue
Wholesale - North America	$1,229		$1,201
Europe	1,555		1,488
Specialty	397		461
Self Service	169		199
Eliminations	(1)		(1)
Total revenue	$3,349		$3,348
Segment EBITDA
Wholesale - North America	$252	20.5%	$218	18.1%
Europe	151	9.7%	131	8.8%
Specialty	31	7.9%	58	12.6%
Self Service	22	13.2%	40	20.0%
Total Segment EBITDA	$456	13.6%	$447	13.4%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as Net Income excluding discontinued operations; depreciation, amortization; interest (which includes gains and losses on debt extinguishment); income tax expense; restructuring and transaction related expenses (which includes restructuring expenses recorded in Cost of goods sold); change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families). Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to Segment EBITDA.

The following unaudited table reconciles Net Income to Segment EBITDA:

	Three Months Ended March 31,
(In millions)	2023	2022
Net income	$270	$273
Subtract:
Net income from discontinued operations	—	4
Net income from continuing operations	270	269
Add:
Depreciation and amortization - SG&A	58	59
Depreciation and amortization - cost of goods sold	7	6
Interest expense, net of interest income	33	15
Loss on debt extinguishment	1	—
Provision for income taxes	94	89
EBITDA	463	438
Subtract:
Equity in earnings of unconsolidated subsidiaries	3	2
Gains on foreign exchange contracts - acquisition related (1)	23	—
Equity investment fair value adjustments	(1)	(1)
Add:
Restructuring and transaction related expenses	18	3
Losses on previously held equity interests	—	1
Direct impacts of Ukraine/Russia conflict (2)	—	6
Segment EBITDA	$456	$447

Net income from continuing operations as a percentage of revenue	8.1%	8.0%
EBITDA as a percentage of revenue	13.8%	13.1%
Segment EBITDA as a percentage of revenue	13.6%	13.4%
Note: In the table above, the sum of the individual amounts may not equal the total due to rounding.

(1) Related to the Uni-Select acquisition.
(2) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. See paragraph under the previous table (revenue and Segment EBITDA by reportable segment) for details on the calculation of Segment EBITDA.

Segment EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Segment EBITDA information calculate Segment EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations, respectively:

	Three Months Ended March 31,
(In millions, except per share data)	2023	2022
Net income	$270	$273
Subtract:
Net income from discontinued operations	—	4
Net income from continuing operations	270	269
Adjustments - continuing operations:
Amortization of acquired intangibles	15	17
Restructuring and transaction related expenses	18	3
Loss on debt extinguishment	1	—
Pre-acquisition interest expense (1)	3	—
Gains on foreign exchange contracts - acquisition related (1)	(23)	—
Losses on previously held equity interests	—	1
Direct impacts of Ukraine/Russia conflict (2)	—	6
Excess tax benefit from stock-based payments	(2)	(2)
Tax effect of adjustments	(3)	(7)
Adjusted net income from continuing operations	$279	$287

Weighted average diluted common shares outstanding	268.3	286.8

Diluted earnings per share from continuing operations:
Reported	$1.01	$0.94
Adjusted	$1.04	$1.00
(1) Related to the Uni-Select acquisition.
(2) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, the change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures (including gains or losses on foreign currency forward contracts related to the Uni-Select transaction), impairment charges, direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families), interest and financing costs related to the Uni-Select transaction prior to closing, excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount related transactions in a particular period, management believes that these costs are not core operating expenses and should be adjusted in our calculation of Adjusted Net Income from Continuing Operations. Our adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share from Continuing Operations to Forecasted Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations, respectively:

	Forecasted
	Fiscal Year 2023
(In millions, except per share data)	Minimum Outlook	Maximum Outlook
Net income from continuing operations	$989	$1,070
Adjustments:
Amortization of acquired intangibles	58	58
Restructuring and transaction related expenses	37	37
Gains on foreign exchange contracts - acquisition related	(23)	(23)
Other adjustments	9	9
Tax effect of adjustments	(21)	(21)
Adjusted net income from continuing operations	$1,049	$1,130

Weighted average diluted common shares outstanding	269.0	269.0

Diluted EPS from continuing operations:
U.S. GAAP	$3.68	$3.98
Non-GAAP (Adjusted)	$3.90	$4.20

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations in our financial outlook. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations, we included estimates of net income from continuing operations, amortization of acquired intangibles for the full fiscal year 2023, restructuring expenses under previously announced plans, and the related tax effect; we included for all other components the amounts incurred through March 31, 2023.

The following unaudited table reconciles Net Cash Provided by Operating Activities to Free Cash Flow:

	Three Months Ended March 31,
(In millions)	2023	2022
Net cash provided by operating activities	$223	$409
Less: purchases of property, plant and equipment	70	59
Free cash flow	$153	$350

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Free cash flow should not be construed as an alternative to net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate free cash flow in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for liquidity relative to other companies.

The following unaudited table reconciles Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow:

Forecasted
Fiscal Year 2023
(In millions)	Outlook
Net cash provided by operating activities	$1,275
Less: purchases of property, plant and equipment	300
Free cash flow	$975

We have presented forecasted free cash flow in our financial outlook. Refer to the paragraph above for details on the calculation of free cash flow.